Exhibit 9.1

TRUST AGREEMENT

TRUST AGREEMENT EXECUTED THIS JUNE 14, 2000 BY AND BETWEEN OPERADORA MEXICANA DE AEROPUERTOS, S.A. DE C.V., AS TRUSTOR-BENEFICIARY, HEREIN REPRESENTED BY MR. RUBEN LOPEZ BARRERA, GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A. DE C.V., AS SECOND BENEFICIARY, HEREIN REPRESENTED BY MR. LOUIS PRIEDE WESTON, AND BANCO NACIONAL DE COMERCIO EXTERIOR S.N.C., TRUST DEPARTMENT, AS TRUSTEE, HEREIN REPRESENTED BY ITS TRUST DELEGATE MR. CARLOS FLORES SALINAS, PURSUANT TO THE FOLLOWING DEFINITIONS, RECITALS, REPRESENTATIONS AND CLAUSES.

DEFINITIONS

The terms defined in the Participation Agreement executed on this date by and between the Federal Government, the companies constituting the Airport Group, the Strategic Partner and the Partners of the Strategic Partner, among other parties, shall have the same meaning in this Agreement, except as otherwise defined herein. Likewise, the terms defined below shall have the following meanings ascribed to them:

Voting Shares	the Shares of the Shares Package representing 10% (ten percent) of the capital stock of the Holding Company.

Shares in Trust	The Shares Package and the Optional Shares that the Trustor-Beneficiary shall contribute to the Trust Estate.

Contributions	such amounts in cash as the Trustor-Beneficiary shall deliver to the Trustee in order for the Trustee to pay any contribution to the capital stock of the Holding Company.

ICC	has the meaning set forth in Section 8.1 of this Agreement.

Agreement	this Trust Agreement and its amendments, when applicable.

Participation Agreement

the Participation Agreement and exhibits thereto by virtue of which the rights and obligations of both the Strategic Partner and the Federal Government, Nafin, the Trustee and the Holding Company, for the transfer of the Shares Package and the proper operation of the Assigned Airports, have been set forth.

Controversy	has the meaning set forth in Section 8.1 of this Agreement.

Beneficiary Rights	the rights arising from this Trust.

Business Day	any day in which the banks in Mexico City, Federal District, are not authorized to close pursuant to applicable legislation.

First Beneficiary	the Trustor-Beneficiary.

Second Beneficiary	the Holding Company.

Beneficiaries	the First Beneficiary or the Second Beneficiary, as well as any other Person who may become a Party as beneficiary.

Trust	the trust established under Section 2.1 of this Agreement.

Trustor-Beneficiary	Operadora Mexicana de Aeropuertos, S.A. de C.V., or any Person who may become a Party to this Agreement as Trustor and Beneficiary.

Trustee	Banco de Comercio Exterior, S.N.C., in its capacity as trustee of this Trust.

Trustee Fees	the amount that the Trustor-Beneficiary shall pay to the Trustee pursuant to the provisions of Exhibit “1” to this Agreement.

Law of Credit Institutions	the Law of Credit Institutions published in the Official Gazette of the Federation on July 18, 1990, as amended and complemented from time to time.

General Law of Credit Instruments and Operations	the General Law of Credit Instruments and Operations published in the Official Gazette of the Federation on August 27, 1932, as amended and complemented from time to time.

Mexico	the United Mexican States.

New Shares	has the meaning set forth in Section 5.3.2 (i) of this Agreement.

New Trust	has the meaning set forth in Section 10. of this Agreement.

Party	a party to this Agreement.

Estate	the Trust estate, which shall be comprised of the assets, liabilities and rights held in trust by the Trustee as described in Section 3. of this Agreement.

Five-Year Waiting Period	has the meaning set forth in Section 4.2 (a) of this Agreement.

Seven-Year Waiting Period	has the meaning set forth in Section 4.2 (b) of this Agreement.

Fifteen-Year Waiting Period	has the meaning set forth in Section 4.2 (a) of this Agreement.

Three-Year Waiting Period	has the meaning set forth in Section 4.2 (a) of this Agreement.

Economic Proceeds	has the meaning set forth in Section 2.2 (f) of this Agreement.

Arbitration Rules	has the meaning set forth in Section 8.1 of this Agreement.

Key Partners

the Mexican Partner and the Airport Operator Partner, shareholders of the Trustor-Beneficiary, who respectively demonstrated to the SCT during the Bidding Process (i) experience in the business and labor sectors in Mexico, and (ii) capability and international recognition in the development of airport and commercial activities, and who jointly have a participation in the Trustor-Beneficiary of 51% (fifty-one) of its capital stock.

Partners of the Trustor-Beneficiary	both the Key Partners and the Investing Partners of the Trustor-Beneficiary.

Investing Partners	such shareholders who participate in the Trustor-Beneficiary, directly or indirectly, with up to 49% (forty-nine percent) of its capital stock.

Arbitration Request	has the meaning set forth in Section 8.1 of this Agreement.

Transfer

to assign, sell, transfer or dispose of (including, without limitation, by virtue of a trust or option, gift, judicial order or decree, extrajudicial agreements, exchange or otherwise), regardless of whether it is in an absolute or conditional manner. The terms “Transferor”, “Acquirer” and “Transfer” have meanings related to this definition. A Transfer shall include the granting of a pledge or guarantee with respect to the Shares Package or the Optional Shares of the Holding Company or any property related thereto in a good faith loan transaction between Non-Related Persons.

Term	has the meaning set forth in Section 10. of this Agreement.

RECITALS

I.              On April 7, 1995, by Presidential resolution published in the Official Gazette of the Federation, the Interministerial Divestiture Commission was created.

II.            By several resolutions of the Interministerial Divestiture Commission passed at its meetings held on August 20 and 25, 1997, October 1st, 1997, and on February 17, 1999, it was agreed to initiate the process of opening to investment in the Mexican airport system.

III.           By resolution published in the Official Gazette of the Federation on February 2, 1996, the Committee for the Restructuring of the Mexican Airport System was created, with the purpose of defining the strategy to be followed in general and specific aspects in the different stages of the restructuring process to be carried out by SCT, in the terms of the Airports Law and other applicable provisions, as well as to make recommendations and proposals.

IV.           On February 9, 1998, the General Guidelines for the Opening to Investment in the Mexican Airport System were published in the Official Gazette of the Federation.

V.            On May 28, 1998, the Holding Company, the Service Company and the Concession Companies were incorporated.

VI.           On June 29, 1998, the SCT granted to each of the Concession Companies the Concessions for the operation of the Assigned Airports, respectively.

VII.          On December 17, 1999, the Public Call was published in the Official Gazette of the Federation.

VIII.        On May 24, 2000, the act of opening of economic bids tendered by participants in the Bidding Process was carried out and the bid of the Partners of the Trustor-Beneficiary was successful.

IX.           Pursuant to the provisions of the Public Call, the Trustor-Beneficiary and the Partners of the Trustor-Beneficiary executed a Participation Agreement with the Federal Government, Nafin, the Trustee and the Airport Group, in which certain rights and obligations regarding the participation of the Trustor-Beneficiary in the administration of the Assigned Airports were set forth, including the obligation to execute this Agreement for the purposes set forth herein.

REPRESENTATIONS

I.              The Trustor-Beneficiary states, through its representative, that:

I.1            It is a mercantile company duly incorporated under Mexican law by means of public deed number 79,502, dated June 9, 2000, granted by Mr. Armando Gálvez Pérez Aragón, Notary Public number 103 for the Federal District, in the process of being recorded with the Public Registry of Commerce for the Federal District.

I.2            Its shareholders were authorized as participants in the Bidding Process by means of official communication number GTA00-A108, dated March 27, 2000, issued by the Technical Secretary of the Committee for the Restructuring of the Mexican Airport System.

I.3            It has sufficient authority pursuant to its articles of incorporation, its by-laws or any other applicable corporate documents, and it has obtained all authorizations required from its corporate bodies and other authorizations required for the execution of this Agreement.

I.4            Its intention is to execute this Agreement in order to comply with the provisions of the Participation Agreement and for the purposes set forth herein.

I.5            Its representative has sufficient powers and authority to execute this Agreement on its behalf, as evidenced in the public deed mentioned in paragraph I.1 above.

II.            The Second Beneficiary states, through its representative, that:

II.1          It is a mercantile company duly incorporated in accordance with Mexican law, pursuant to public deed number 44,355, issued by Mr. Emiliano Zubiría Maqueo, Notary Public number 25 for the Federal District, and recorded with the Public Registry of Commerce for the Federal District on June 25, 1998, under mercantile folio number 238749.

II.2          It wishes to execute this Agreement in order to comply with the Participation Agreement that it executed on this date, as well as for the purposes set forth herein.

II.3          Its representative has authority to execute this Agreement in the terms of public deed number 52,704, dated June 28, 1999, issued by Mr. Luis de Angoitia Becerra, notary public number 109 for the Federal District, and recorded with the Public Registry of Commerce for the Federal District on August 31, 1999.

III.           The Trustee states, through its representative, that:

III.1         It is a national credit company, development bank institution, incorporated pursuant to the Law of Credit Institutions and its Organic Law, with legal capacity and estate of its own, and that in the terms of its Organic Law, it is authorized to carry out trust operations such as those contemplated under this Agreement.

III.2         For purposes of the provisions of Section 7.1 of this Agreement, it is aware that the Participation Agreement was executed on this date and it is aware of the events, which thereunder are considered as events of default of the Strategic Partner.

III.3         Its representative is duly authorized to execute this Agreement on its behalf, as evidenced in public deed number 32,541, issued on January 14, 1997 by Mr. Maximino García Cueto, notary public number 14 for the Federal District, which is duly recorded with the Public Registry of Commerce for the Federal District.

Based on the foregoing Representations, the Parties agree to the following

CLAUSES

1.             PARTIES.

The following Persons are Parties hereto in the capacity indicated below:

1.1           Trustors. The Trustor of the Trust is Operadora Mexicana de Aeropuertos, S.A. de C.V.

1.2           Beneficiaries. The Trustor-Beneficiary is the First Beneficiary and the Holding Company is the Second Beneficiary of the Trust.

1.3           Trustee. The trustee of the Trust is Banco Nacional de Comercio Exterior, S.N.C.

2.             ESTABLISHMENT AND PURPOSES.

2.1           Establishment. The Trustor-Beneficiary hereby establishes an irrevocable trust with the Trustee in order to attain the purposes mentioned hereinbelow. Based on the above, the Trustor-Beneficiary hereby irrevocably transfers to the Trust Estate, 25% (twenty-five percent) of the Shares Package acquired from the Federal Government pursuant to the Purchase and Sale Agreement, for which purpose the stock certificates representing those Shares shall be delivered to the Trustee duly endorsed in trust ownership, in the manner provided for in such Purchase and Sale Agreement. Likewise, the Trustor-Beneficiary agrees to irrevocably transfer to the Estate of this Trust, not later than on September 14, 2000, the remaining 75% (seventy-five percent) of the Shares Package, as well as the stock certificates of those Shares duly endorsed in ownership. All rights and assets that constitute the Estate, as well as any other rights and assets which may be contributed in the future to the Estate, shall be contributed to and held by the Trustee for the purposes set forth in Section 2.2 of this Agreement.

2.2           Purposes of the Trust. The purposes of the Trust established in this Agreement are the following:

(a)           for the Trustee to receive in trust ownership the Shares Package and keep such Shares in Trust to guarantee compliance with the obligations contained in Section 4.2 hereto, as well as the other purposes of the Trust;

(b)           for the Trustee to receive the Optional Shares in trust ownership as a part of the Trust Estate, pursuant to the previous instructions of the Trustor-Beneficiary, and maintain these as Shares in Trust, for the purposes of this Trust, if the events provided for in Section 5.4 below occur, but, in all events, respecting the participation limits set forth in paragraph (h) below;

(c)           for the Trustee to exercise, by itself or through an appointed attorney-in-fact, voting rights with respect to the Voting Shares at any shareholders’ meeting of the Holding Company, as well as all other corporate right corresponding to the Voting Shares, in the manner previously indicated in writing by the Trustor-Beneficiary for that purpose pursuant to Section 5.2 of this Agreement or, as the case may be, that the Trustee exercises such voting rights through the execution of unanimous written consents of the shareholders of the Holding Company in the manner indicated to the Trustor-Beneficiary;

(d)           for the Trustee to exercise voting rights at any shareholders’ meeting of the Holding Company, as well as all other corporate rights corresponding to the Shares in Trust which are not Voting Shares, voting them at all times in block and in the same manner as the majority of the shares in which the capital stock of the Holding Company is divided are voted at such meetings, or in the absence thereof, through the execution of unanimous written consents of the shareholders of the Holding Company;

(e)           for the Trustee to exercises all the estate rights corresponding to the Shares in Trust, expressly agreeing that in the exercise of such rights, the Trustee must proceed in the manner set forth in Section 5.3 of this Agreement and in paragraph (f) below;

(f)            for the Trustee to collect and receive all amounts which correspond to the Shares in Trust as dividends, interest, reductions or reimbursement of capital, redemption of shares or distributions upon liquidation and other distributions or amounts which, as the case may be, correspond to the Shares in Trust (“Economic Proceeds”), and to distribute such amounts to the Trustor-Beneficiary pursuant to the latter’s instructions;

(g)           for the Trustee to invest any amounts in cash constituting the Trust Estate in fixed-income securities, issued or accepted by credit institutions or the Federal Government, or in authorized securities as investments that may be made by trustees pursuant to the Law of Credit Institutions and the respective regulations, seeking, in order of importance, first, the preservation of capital and, second, liquidity and the best yield, provided such funds are not required during the term of such investment for the participation of the Trustee in the Holding Company or to comply with the other purposes of the Trust, in all events pursuant to the prior instructions of the Trustor-Beneficiary or of the Second Beneficiary, as the case may be; in the absence of such instructions, the Trustee shall invest the above-mentioned amounts in fixed-income securities at the best market conditions, in accordance with the provisions of the Law of Credit Institutions;

(h)           with prior instructions of the Trustor-Beneficiary or of the Second Beneficiary, as the case may be, for the Trustee to carry out any other act that may be required to maintain ownership by the Trustee of at least 15% (fifteen percent) and up to 20% (twenty percent) of the aggregate Shares of the Holding Company, maintaining strict observance with this Agreement;

(i)            for the Trustee to deliver to the Second Beneficiary the proceeds from the sale of the Shares in Trust equivalent to 5% (five percent) of the Share Participation, in the event that the Trustor-Beneficiary incurs any Event of Default pursuant to Section 7. below;

(j)            compliance with the obligations of the Trustor-Beneficiary pursuant to the Shareholders Agreement to be executed on this date;

(k)           upon termination of this Agreement or, as the case may be, of any substitute agreement, as set forth in Section 10. hereof, for the Trustee to deliver to the Trustor-Beneficiary the Shares in Trust or any other assets or rights constituting the Estate, in proportion to its Beneficiary Rights; and

(l)            for the Trustee to carry out any other acts that may be required in order to comply with the obligations of this Trust under the Participation Agreement and the Transaction Documents, and for anything not provided for in this Agreement, for the Trustee to act with respect to the Trust Estate, pursuant to the instructions received from the Trustor-Beneficiary or from the Second Beneficiary, as the case may be, including all acts in defense of the Trust Estate.

Notwithstanding any provision to the contrary contained herein, the Trustee, in the exercise of its duties under this Trust, shall act only by previous written instructions signed by the Trustor-Beneficiary, or given by the Second Beneficiary, as the case may be, pursuant to the provisions of this Agreement, and therefore, the Trustee shall have no discretion to bind itself with respect to the Estate.

3.             ESTATE.

3.1           Estate. The Trust Estate shall be comprised of:

(a)           the Shares in Trust;

(b)           any New Shares of the Holding Company that the Trustee may receive as a result of subscription and payment by the shareholders, payment of dividends, splits, capitalization of profits, or any other type of capital increases, and any Economic Proceeds that the Trustee may receive from the Holding Company by virtue of the Shares in Trust or otherwise;

(c)           any amounts in cash that may be contributed in the future by the Trustor-Beneficiary, in order for the Trustee to subscribe for, acquire and pay for its benefit, any capital increases or treasury shares of the Holding Company, pursuant to any resolution of the shareholders of the Holding Company;

(d)           any proceeds derived from the sale to third parties of the Shares in Trust or other securities which form part of the Estate, which proceeds must be distributed to the Trustor-Beneficiary, after deducting the taxes that must be withheld, as the case may be; and

(e)           any other asset or right that may be acquired by the Trustee in its capacity as such during the term of the Trust.

4.             BENEFICIARY RIGHTS.

4.1           Initial Holding. The Trustor-Beneficiary shall hold 100% (one hundred percent) of the Beneficiary Rights arising from this Trust.

4.2           Restriction in Transfers.

(a)           The Key Partners must jointly hold a minimum participation of 51% (fifty-one percent) of the Trustor-Beneficiary during the term of the Participation Agreement (the “Fifteen-Year Waiting Period”), in the understanding that the Mexican Partner must maintain a minimum participation of 25.5% (twenty-five point five percent) in the capital stock of the Trustor-Beneficiary during such Fifteen-Year Waiting Period and any additional participation shall be considered as a participation of an Investing Partner subject to the Three or Five-Year Waiting Periods set forth below.

Likewise, the Investing Partners shall maintain their participation in the Trustor-Beneficiary for 3 (three) years as from date when the first public offer of Shares of the Holding Company is carried out, according to the terms of Section 3.3 of the Participation Agreement (the “Three-Year Waiting Period”) or for 5 (five) years as from the date of execution of this Agreement (the “Five-Year Waiting Period”), whichever occurs first. Upon the expiration of the Fifteen-Year and Three-Year or Five-Year Waiting Periods, as applicable, the Partners of the Trustor-Beneficiary may dispose of or otherwise transfer without restriction their participation in the Trustor-Beneficiary.

(b)           The Trustee must hold at least 51% (fifty-one percent) of its Share Participation in the Holding Company for a term of 7 (seven) years as from the date of execution of this Agreement (the “Seven-Year Waiting Period”) and 49% (forty-nine percent) of its Share Participation during the Three-Year Waiting Period or the Five-Year Waiting Period, as the case may be, in the understanding that upon expiration of the Seven-Year Waiting Period, the Trustor-Beneficiary may instruct the Trustee to transfer annually to third parties up to one eighth of such 51% (fifty-one percent) of its Share Participation in the Holding Company, and upon expiration of the Three-Year Waiting Period, or the Five-Year Waiting Period, as the case may be, the Trustor-Beneficiary may instruct the Trustee to dispose of or otherwise transfer without any restrictions the Shares that it holds in the Holding Company in excess of such 51% (fifty-one percent) of Share Participation.

(c)           The obligations of preserving a minimum participation for the Key Partners, the Investing Partners and the Trustee contained in paragraphs (a) and (b) above shall not be applicable whenever (i) the participations referred to in such paragraphs are transferred in favor of a Related Person who is not an individual and who complies with the requirements set forth in the Public Call and the Form, and such circumstance is notified to the Ministry fifteen (15) business days in advance evidencing compliance with the above mentioned requirements; or (ii) the participations referred to in Section 4.2(a) above are transferred between the Partners of the Trustor-Beneficiary or in favor of any third party with the prior authorization in writing from the Ministry, evidencing that such third party complies with the requirements set forth in the Public Call and the qualification form delivered to the participants in the Bidding Process, as the case may be, and in the event that Nafin maintains a participation of less than 51% (fifty-one percent) of the capital stock of the Holding Company, in addition to evidencing the requirements mentioned above and obtaining the authorization of the Ministry, the favorable vote of at least 51% (fifty-one percent) of the capital stock of the Holding Company shall be required. In any event, the acquirer must agree in writing with the parties to each of the Transaction Documents, to comply with the obligations set forth therein prior to the transfer of the participation referred to above.

4.3           Granting of Guarantees. The Trustor-Beneficiary may grant pledges or other kinds of guarantees in favor of third parties with respect to 95% (ninety-five percent) of its Beneficiary Rights, and may instruct the Trustee to grant a pledge or other guarantee only on such 95% (ninety-five percent) of the Shares in Trust, in the understanding that such guarantees may only be exercised and the Beneficiary Rights or the Shares in Trust, as applicable, consequently transferred, with prior authorization from the Ministry. No guarantees may be granted with respect to the Beneficiary Rights or the Shares in Trust in excess of the above-mentioned percentage, unless the Trustor-Beneficiary obtains prior authorization from the Federal Government.

4.4           Notice of the Trustee. Each of the Parties to this Agreement must be notified of any Transfer of Beneficiary Rights within 2 (two) Business Days following the date in which such Transfer has been completed.

4.5           In the event than once the Waiting Periods set forth in Sections 4.2(a) and (b) above have elapsed or in the occurrence of any of the exceptions provided for in Section 4.2(c), the Trustee, upon request of the Trustor-Beneficiary, shall deliver to the Holding Company the Shares that correspond for their conversion into Series “B” Shares and subsequent transfer to the new acquirer. At no time may Shares in Trust be directly released in favor of the Trustor-Beneficiary if the same maintains voting shares equal to 10% (ten percent) of the capital stock of the Holding Company.

SECTION 5.         HOLDING COMPANY.

5.1           Initial Operation of the Holding Company. As soon as possible, but not later than 5 (five) business days after the total payment of the price of the Shares Package, in accordance with the Purchase and Sale Agreement, a general ordinary shareholders’ meeting of the Holding Company shall be held with the purpose of carrying out the actions mentioned in Section 2.1 of the Shareholders Agreement, and the Trustee must exercise the corporate rights corresponding to the Shares in Trust as indicated in Section 5.2 below.

5.2           Exercise of Corporate Rights. In the ordinary, extraordinary or special shareholders’ meetings of the Holding Company, the Trustee shall exercise the voting rights and other corporate rights derived from the Shares in Trust, in the following manner:

5.2.1        Within 10 (ten) Business Days following the date on which a call for any general shareholders’ meeting of the Holding Company is published, the Trustor-Beneficiary must request to the Trustee the granting of a proxy in favor of the person or persons appointed for that purpose by the Trustor-Beneficiary, enabling them to attend the corresponding meeting and vote the Voting Shares in the manner they may deem convenient. In the event of any meetings held with 100% (one hundred per cent) of the capital stock represented, the Trustor-Beneficiary must also instruct the Trustee as to the manner in which such Shares shall be voted.

5.3           Exercise of Economic Rights. Pursuant to the provisions of Section 2. of this Agreement, the Trustee shall exercise the economic rights derived from the Shares in Trust pursuant to the following:

5.3.1        Dividends and other Economic Proceeds. In the event that the Holding Company pays any Economic Proceeds derived from its shares to its shareholders, the Trustee must receive such Economic Proceeds and must distribute and deliver such Economic Proceeds to the Trustor-Beneficiary. In the event that the Holding Company declares the payment of dividends on the Shares in Trust in the form of New Shares of the Holding Company, such Shares shall be incorporated to the Estate and the Trustee shall register them as Shares in Trust in the account kept for that purpose with respect to the Trustor-Beneficiary, pursuant to Section 6. of this Agreement.

5.3.2        Rights of First Refusal. The Trustee, pursuant to any prior instructions that it receives in writing from the Trustor-Beneficiary, shall exercise the rights of first refusal arising from the Shares in Trust in the event of any capital increases of the Holding Company resulting from contributions of its shareholders, as set forth below:

(i)            New Shares. If the shareholders of the Holding Company have approved any proposal regarding an increase of the capital stock of the Holding Company, the Trustor-Beneficiary shall notify the Trustee, within the 5 (five) calendar days following the date of such shareholders meeting, with respect to the number of new shares of the Holding Company issued in connection with the capital stock increase (the “New Shares”), that the Trustor-Beneficiary is willing to acquire, observing in all events the maximum participation in the Shares percentage corresponding to the Trustor-Beneficiary pursuant to Section 2.2(h). Based on such notice, the Trustee shall indicate to the board of directors of the Holding Company the number of New Shares that the Trustee is ready to acquire on behalf of the Trustor-Beneficiary.

Notwithstanding the foregoing, the Trustor-Beneficiary, upon requesting to the Trustee the granting of the proxy letter to participate in the shareholders’ meeting of the Holding Company under Section 5.2 (a), may notify the Trustee with respect to its intention to acquire the New Shares which may be issued as a consequence of a capital increase in the Holding Company and which might correspond to it by reason of the Shares in Trust which the Trustee holds in the Trust Estate.

(ii)           Subscription and Payment of New Shares. In the event mentioned in paragraph (i) above, the Trustor-Beneficiary must deliver to the Trustee, together with the abovementioned notice, the amount necessary to subscribe and pay for the New Shares that the Trustor-Beneficiary wishes to acquire, in immediately available funds, in which case, the Trustee shall pay the Holding Company and subscribe for the New Shares.

5.4           Optional Shares. Pursuant to the provisions of the Option Agreement and the Indenture, in addition to its holding of the Shares Package, the Trustor-Beneficiary may participate in the capital stock of the Holding Company through the exercise of an option to subscribe and pay for such Series “B” Shares representing up to 3% (three percent) of the capital stock of the Holding Company after the issuance, subscription and payment thereof, but in all events the exercise of such option and the shareholding of the Trustor-Beneficiary will be subject to the limits set forth in Section 2.2(h) of this Agreement and to the provisions of the Participation Agreement and the Transaction Documents.

In the event that the Trustor-Beneficiary exercises the option referred to above, the acquisition of Optional Shares shall be subject to the provisions of the Option Agreement, and once the conditions provided for in Section 2.8 of such Agreement have been complied with, the Optional Shares shall be contributed to the Estate of this Trust and considered as Shares in Trust for the purposes herein set forth.

6.             REGISTRY.

6.1           Registry. The Trustee must keep a registry of, and deliver on a monthly basis to the Trustor-Beneficiary, a statement of account, which evidences the following:

(a)           name and domicile of the Trustor-Beneficiary;

(b)           number and series of Shares of the Holding Company represented by the Beneficiary Rights held by the Trustor-Beneficiary, as well as a statement that such Shares correspond to the Shares Package or the Optional Shares, as the case may be;

(c)           any Transfers and acquisitions of Shares in Trust or of Beneficiary Rights carried out by the Trustee or the Trustor-Beneficiary, respectively, pursuant to the provisions of this Agreement;

(d)           receipt by the Trustee of New Shares or securities as capitalization of profits or of other net worth accounts of the Holding Company, or for the subscription and payment of shares issued to represent capital increases of the Holding Company through payments in cash; and

(e)           the amounts delivered to the Trustee by the Trustor-Beneficiary in order to comply with the purposes of this Trust.

7.             DEFAULT.

7.1           Events of Default. In the event that the Second Beneficiary becomes aware of the occurrence of any default that is declared an Event of Default of the Trustor-Beneficiary or the Key Partners of the Trustor-Beneficiary under the Participation Agreement, and the Transaction Documents are terminated in advance, or in the event of any specific performance action, the Second Beneficiary by itself or through the Federal Government, may instruct the Trustee to sell 5% (five percent) of the Shares in Trust and to deliver to it the proceeds of such sale as total payment of the damages and losses that may have been accrued by reason of such default by the Trustor-Beneficiary or by the Key Partners of the Trustor-Beneficiary.

In the event that the shares representing the capital stock of the Holding Company are quoted in any stock exchange, the Trustee shall carry out the sale of the aforementioned Shares in Trust through stock exchange mechanisms, at the sale price resulting from applying the provisions issued by the National Banking and Securities Commission for the exercise of the right of withdrawal; otherwise, the Trustee shall follow a public auction procedure under the rules set forth by the World Bank.

Once the sale by the Trustee mentioned in the foregoing paragraphs is carried out and only if the Transaction Documents are early terminated as provided for above, the remaining of the Shares in Trust maintained in the Estate shall be automatically converted in Series “B” shares and the Trustor-Beneficiary may freely transfer them to third parties in accordance with the provisions related to the participation limits of Articles Sixth, third paragraph, and Eleventh of the Bylaws of the Holding Company.

7.2           Voting Rights. Notwithstanding anything to the contrary herein contained, as long as the Trustee proceeds in terms of Section 7.1 above, the Trustor-Beneficiary shall have no voting rights with respect to the Shares in Trust as set forth in this Agreement, and such voting rights shall be cast in the same manner in which the shares representing the majority of the capital stock are voted.

8.             ARBITRATION.

8.1           Arbitration Rules. For the construction of this Agreement and for the resolution of any controversy that may arise therefrom, the Parties expressly and irrevocably submit themselves to the arbitration proceeding regulated by the arbitration rules (the “Arbitration Rules”) of the International Chamber of Commerce, Mexican chapter (“ICC”); therefore, any controversy that may arise from, or in connection with, this Agreement, and any alleged default, termination or validity thereof (“Controversy”), must, upon written request of any of the parties delivered in writing to the other parties (an “Arbitration Request”), be definitively resolved by arbitration, substantiated pursuant to the Rules of Arbitration of the ICC, except for any special rules set forth in this Section 8., which may modify the Arbitration Rules.

8.2           Arbitration Proceeding. The arbitration proceeding shall be conducted and the award shall be issued in Mexico City, Federal District, United Mexican States, in Spanish language. The arbitration proceeding shall be conducted before three neutral arbitrators, pursuant to that which is set forth below. The Trustor-Beneficiary shall appoint one arbitrator and the Second Beneficiary shall appoint another arbitrator within 15 (fifteen) days following the date of an Arbitration Request, in the understanding that all arbitrators shall be of different nationality to the nationality of the Trustor-Beneficiary, the Trustee and the Second Beneficiary. The two appointed arbitrators shall jointly appoint the third arbitrator by common agreement in a term not to exceed 15 (fifteen) days following the designation of the last of the first two arbitrators. The arbitrators shall appoint from among them the arbitrator who shall act as chairman of the arbitration court, within 5 (five) days following the date of the last of such appointments. If any appointment of the arbitrators is not made within the terms herein set forth, the ICC shall make such appointment upon request of any of the parties. The arbitrators must be able to read, write, and fluently speak both the English and Spanish languages, and must be experts in the matter in question. The hearings shall be carried out no later than 20 (twenty) business days and the award must be issued no later than 60 (sixty) business days after the date of appointment of the third arbitrator.

8.3           Specific Compliance. In any arbitration procedure under this Agreement, the parties shall be authorized to request a competent judge to order the specific performance of any obligation under this Agreement, in the terms of Article 1425 of the Code of Commerce, as precautionary measures.

8.4           Applicable Legislation and Enforcement of Awards. The arbitrators shall decide the Controversy pursuant to the substantive laws of the United Mexican States. In case of requiring the forced enforcement of such award in a jurisdiction other than the United Mexican States, the arbitration agreement and any award hereunder shall be ruled by the United Nations Convention of 1958 on the Recognition and Enforcement of Foreign Arbitral Awards. The written decision of the arbitrators, signed by a majority thereof, shall be definitive and mandatory for the parties. Upon receipt of such award, each party must immediately (i) adopt the action, (ii) make the changes in the conduct of its business, or (iii) make the payments or repayments that the arbitration decision may require, as the case may be. The award may be reviewed and enforced in any court with competent jurisdiction.

8.5           Allocation of Costs and Currency of the Award. The party against which the award is entered pursuant to this Section 8., must pay all the expenses and costs that may be accrued by reason of applicable arbitration proceeding in question, including any expenses and costs corresponding to the arbitrators and the ICC. Except for that set forth in the immediately preceding sentence, each of the parties must pay all the expenses and costs incurred by such party in connection with the arbitration proceeding different than those mentioned above. Any monetary award must be made in Dollars of the United Sates of America and may be paid in such currency or in lawful currency of the United Mexican States at the exchange rate in effect on the date of payment, at the election of the debtor, free from any tax or other deduction, and must include interest as from the date of such default or other breach of this Agreement until the date on which such award is paid, with a fair interest rate determined by the arbitrators.

8.6           Access to Documents. The non-confidential books and documents of each party to an arbitration procedure, as long as they are related to the issues submitted to arbitration, shall be available for examination of the arbitrators and other parties during such procedure prior to the applicable hearing.

8.7           Successors, Assignees, etc. The arbitration agreement referred to in this Section 8 shall be mandatory for any successors, assignees and any trustee, liquidator or receiver of each party.

9.             EXPENSES, FEES AND TAXES.

9.1           Payment by the Trustor-Beneficiary. The Trustor-Beneficiary shall pay all reasonable expenses, fees, and taxes incurred in the execution and enforcement of this Agreement pursuant to the provisions agreed upon in Exhibit “1” to this Agreement.

10.          TERM.

10.1         Term. This Agreement shall have a minimum term of 15 (fifteen) years (the “Term”) as from its execution, in the understanding that if upon the expiration of the Term, the Share Participation in the Holding Company that the Trustor-Beneficiary may hold through the Trustee exceeds 10% (ten percent) of its capital stock, this Agreement shall remain in force in all of its terms, for an additional term of 15 (fifteen) years, with the exception of Section 7, unless the term of the Technical Assistance Agreement is extended pursuant to Section 5.2 thereof, in which case the provisions of such Section 7 shall continue to apply. In all events, the Trustor-Beneficiary may only terminate the Agreement before the second 15 (fifteen) year term if the Share Participation in the Holding Company that the Trustor-Beneficiary holds through the Trustee is 10% (ten percent) or less of its capital stock and provided that the Technical Assistance Agreement is no longer in force. Otherwise, at least 6 (six) months before the expiration of the second 15 (fifteen) year term, the Parties must instruct the Trustee to transfer the Estate to a new trust (the “New Trust”) with a trustee to be agreed upon by the parties, pursuant to a trust agreement, substantially in the same form as this Agreement, but with the exception herein set forth.

10.2         Distribution of the Estate. Should the Trustor-Beneficiary terminate this Agreement due to the occurrence of the event provided for in Section 10.1 above, the Trustee shall distribute to the Trustor-Beneficiary all the Shares in Trust and other assets constituting the Estate that the Trustee holds in its name.

11.          PROHIBITIONS.

11.1         Pursuant to the provisions of paragraph b) of section XIX of Article 106 of the Law of Credit Institutions, the Trustee states that it has explained to the parties, in a clear manner, the legal significance and scope of such section, which literally reads:

“ARTICLE 106.- Credit Institutions shall be prohibited from:

XIX.- In the performance of the operations referred to in section XV of Article 46 of this Law:

b)            Responding to any trustors or principals for any default of debtors, for any credits granted or for the issuers, for any securities that may be acquired, except due to their own fault as provided for in the final part of Article 356 of the General Law of Credit Instruments and Operations, or to guarantee the receipt of yields for the funds which investment is entrusted upon them.

If upon termination of the trust, power of attorney or agency established for the granting of credits, the same have not been settled by the debtors, the institution must transfer them to the trustor or beneficiary, as the case may be, or to the principal, refraining from paying the amount thereof.

Any agreement contrary to that provided for in the two preceding paragraphs shall have no legal effect.

In trust agreements, powers of attorney or agency agreements, the above paragraphs of this section shall be conspicuously inserted, as well as a statement of the trustee to the effect that it clearly informed the contents thereof to the persons from which it has received assets for their investments.”

The Trustee states that it informed the Parties of the legal significance and scope of this Agreement and of the Article transcribed above.

The final part of Article 391 of the General Law of Credit Instruments and Operations provides that the Trustee must act at all times as a diligent pater familias, being responsible for any losses or damages that the assets or rights may undergo due to its fault.

12.          THE TRUSTEE.

12.1         Instructions to the Trustee. The Trustee must, at all times, act pursuant to the specific instructions that it receives in writing from the Trustor-Beneficiary or from the Second Beneficiary, as the case may be.

12.2         Limitations to the Responsibility of the Trustee.

12.2.1      In no event shall the Trustee be responsible for failure to comply with any obligation undertaken with respect to the assets of the Estate. The Trustee shall only be required to follow the instructions of the Trustor-Beneficiary or of the Second Beneficiary, as the case may be, given pursuant to the provisions hereof.

12.2.2      By virtue of the foregoing, in the event that the Estate does not have sufficient funds to meet any obligation undertaken with respect to the assets of the Estate, the Trustee shall not be responsible before third parties for such default, the other parties being bound to hold the Trustee free from any claim against it.

12.2.3      The Party that instructs the Trustee to carry out any action under this Agreement shall be responsible before the Trustee and any third party for any liability of the Trustee resulting from the performance of such action, and such Party agrees to hold the Trustee free from any claim that any third party may bring against the Trustee as a consequence of the performance of the actions that the Trustee has been expressly instructed to perform pursuant to the provisions of this Agreement.

12.3.4      The Trustee shall not be responsible for the payment of any taxes related to any transfer of Shares in Trust.

12.3         Defense of the Trust Estate. The Trustee may request the Trustor-Beneficiary to appoint one or more individuals in charge of exercising the rights of the Estate or preserving the same. In such case, the Trustee shall not be responsible for the actions of the person so appointed, and the obligations of the Trustee shall be limited to supplying any powers of attorney and documents that may be requested from it. The Trustor-Beneficiary may request the Trustee grant powers in favor of any person or persons whom it appoints for such purpose, if in its judgment it is required or necessary to commence any legal action against one or more Persons with whom the Trustee has entered into agreements for the delivery of assets or services or the performance of certain actions in compliance with the purposes of this Agreement.

12.4         Fees. For its services as trustee of the Trust, the Trustee shall receive the fees provided for in Exhibit “1” to this Agreement.

12.5         Registration of the Agreement. Notwithstanding any provision to the contrary contained herein, the Trustee must, within sixty (60) days following the execution of this Agreement, carry out, or make the necessary arrangements for the registration of this Agreement with the Third Section of the National

Registry of Foreign Investment of the Ministry of Commerce and Industrial Promotion, through the attorneys-in-fact appointed by the Trustee for that purpose.

12.6         Notifications of Complaints, Claims and Communications. Should the Trustee receive any notification concerning judicial complaints, claims or communication related to this Agreement, it shall notify the Trustor-Beneficiary and the Second Beneficiary within 24 (twenty-four) hours following receipt thereof.

13.          MISCELLANEOUS.

13.1         Notices. All notifications to be given among the Parties under this Agreement shall be in writing and shall be sent to the other Party by certified mail, return receipt requested, facsimile, express courier or any other means, and shall be deemed received (i) whenever they are actually received in the case of certified mail, and (ii) on the first Business Day following the date on which they were sent, if sent by facsimile or express courier, with confirmation of the receiving Party. All such communications shall be sent to the following domiciles of the Parties:

To the Trustor-Beneficiary:

Operadora Mexicana de Aeropuertos, S.A. de C.V.

Viaducto Miguel Alemán No. 81

Col. Escandón

11800 México, D.F.

Attention: Ing. Rubén López Barrera

Attn:  Mr. Rubén López Barrera

To the Trustee:

Banco Nacional de Comercio Exterior, S.N.C.
Camino a Santa Teresa No. 1679
Planta Baja, Ala Sur
01900 México D.F.

Attn:  Trust Delegate

To the Second Beneficiary:

Grupo Aeroportuario del Centro Norte, S.A. de C.V.

Ave. San Jerónimo 999-11 floor

Col. San Jerónimo

64640 Monterrey, Nuevo León

Attention: General Director

with copy to:

Secretaría de Comunicaciones y Transportes
Av. Xola y Universidad
Col. Narvarte
México, D.F.

Attn:  Legal Department

13.2         Amendment Agreements. No amendment or additional agreement to this Agreement, or any other amendment thereto shall be effective, unless approved in writing by the Trustor-Beneficiary and the Second Beneficiary; provided, however, that no amendment or additional agreement or any other amendment to this Agreement affecting the rights or obligations of the Trustee shall be effective, unless agreed upon in writing by the Trustee.

13.3         Headings. The headings of this Agreement are for reference only and shall not limit or otherwise affect the meaning of any provision hereof.

13.4         Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance is declared invalid, illegal, or unenforceable by any competent authority in any respect or for any reason, the validity, legality and enforceability of any such provisions in any other respect, and of the remaining provisions of this Agreement, shall not be limited or affected in any manner whatsoever. Additionally, the parties to this Agreement agree to use their best efforts to replace such invalid, illegal or unenforceable provision with a valid, legal and enforceable provision, which shall seek to fulfill, to the greatest extent possible, the economic, business, and other purposes of the invalid or unenforceable provision.

13.5         Applicable Law. This Agreement shall be governed and performed pursuant to the laws of Mexico for Federal matters and of the Federal District for local matters.

13.6         Currency. Unless otherwise provided herein, every reference in this Agreement to monetary amount, shall be understood to be a reference to such amount in Mexican currency.

13.7         Counterparts. This Agreement is executed in 8 (eight) counterparts, each of which whenever so signed shall be considered as an original, but all together shall constitute one and the same instrument.

13.8         Successors, Assignees, etc. Except as otherwise expressly provided for in this Agreement, the Parties shall not transfer or assign this Agreement or any of their rights or obligations hereunder without prior written consent of all the Parties. This Agreement shall be mandatory for the permitted successors, assignees and any trustee or receiver of each Party.

13.9         Integration. This Agreement and its exhibits supersede all prior agreements between the Parties in connection with the purpose of this Agreement and such other instruments, and it is the intention of the Parties that it be the final expression and the complete and exclusive statement of their agreement with respect to the purpose of this Agreement and such other instruments.

This Agreement is executed by each of the Parties at 13:00 hrs. on the date first above written, in Mexico City, Federal District.

TRUSTOR-BENEFICIARY	SECOND BENEFICIARY

OPERADORA MEXICANA DE AEROPUERTOS, S.A. DE C.V.	GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A. DE C.V.

/s/ Rubén López Barrera	/s/ Louis Priede Weston
By: Rubén López Barrera	By: Louis Priede Weston
Title: Legal Representative	Title: Legal Representative

TRUSTEE:

BANCO NACIONAL DE COMERCIO EXTERIOR S.N.C.
TRUST DEPARTMENT

/s/ Carlos Flores Salinas
By: Carlos Flores Salinas
Title: Trust Delegate

EXHIBIT 1

SCHEDULE OF THE TRUSTEE FEES

Reference is hereby made to the Trust Agreement dated June 14, 2000 (the “Trust Agreement”) by and between Operadora Mexicana de Aeropuertos, S.A. de C.V., as Trustor-Beneficiary, Grupo Aeroportuario del Centro Norte, S.A. de C.V., as Second Beneficiary, and Banco Nacional de Comercio Exterior, S.N.C., as trustee (the “Trustee”). The capitalized terms used in this exhibit shall have the meaning ascribed to them in the Trust Agreement.

In connection with the establishment and management of the Trust, the Trustor-Beneficiary binds itself to pay to the Trustee the following fees, to which it agrees with full knowledge and will, without need of any notice or requirement by the Trustee:

(a)           For the study and implementation of the Trust Agreement and for the acceptance of the position of Trustee under the Trust Agreement, the amount of Ps. 35,730.00 (Thirty Five Thousand Seven Hundred Thirty Mexican Pesos), payable in a single installment upon execution of the Trust Agreement.

(b)           For its performance as Trustee, on an annual basis, the amount of Ps. 178,654.00 (One Hundred and Seventy Eight Thousand Six Hundred Fifty Four Pesos Mexican Pesos), plus value added tax, payable in advance in identical six-month payments following the execution of the Agreement on a Business Day, the first of such payments being due on June 14, 2000, by wire transfer to the account to be specified by the Trustee.

(c)           For the banking or management services requested by the Trustor-Beneficiary or the Second Beneficiary and performed by the Trustee, the Trustee shall be entitled to receive the corresponding consideration, according to the fees in force on the date on which the service is rendered.

(d)           For every amendment to the Trust Agreement, the Trustee shall be entitled to receive its applicable commission as the same is in force on the date of such amendment.

The Trustor-Beneficiary confirms that the commissions of the Trustee shall be subject to value added tax, which shall be withheld by the Trustee pursuant to the applicable law.

The Trustor-Beneficiary and the Trustee shall review annually the fees provided for in this exhibit, in accordance with the inflationary index published by Banco de México.

If the fees to which the Trustee is entitled to are not paid by the Trustor-Beneficiary on the respective dates of payment, the Trustee shall be entitled to receive a contractual penalty in the amount resulting from applying to the unpaid commission, the term cost of reception factor (CCP) or a substitute index published by Banco de México. The Trustee reserves the right to apply the contractual penalty set forth hereinabove, as well as to exercise, as the case may be, any legal actions to collect any debts in charge of the Trustor-Beneficiary.